Exhibit 99.1
Press Release Dated December 14, 2006

NEWS RELEASE
December 14, 2006

Farmers Capital Bank Corporation Announces Inclusion in the NASDAQ Global Select Market

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced that effective December 18, 2006 its shares will be traded on the NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Currently, the Company is listed in the NASDAQ Capital Market.

Approximately 1,200 or one-third of NASDAQ’s 3,200 listed companies qualify for inclusion in the Global Select Market. Inclusion in this Market is a mark of achievement and stature for companies that qualify and represents a company’s dedication to provide investors superior market quality.

On July 3, 2006 NASDAQ began classifying listed companies under three listing tiers-NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. All three market tiers maintain rigorous listing and corporate governance standards. NASDAQ has also launched indexes based on these new tiers. For additional information about the NASDAQ Global Select Market, please go to www.nasdaq.com/GlobalSelect.

About NASDAQ
NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit http://www.nasdaqfacts.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

About Farmers Capital Bank Corporation
The Company is a financial holding company headquartered in Frankfort, Kentucky and had total assets $1.7 billion as of September 30, 2006. It operates 35 banking locations in 22 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, an insurance company, and a mortgage company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange under the symbol FFKT and, beginning on December 18, 2006 will be included in the NASDAQ Global Select Market tier.